Exhibit 10.1

October 8, 2026

Matt Zafirovski

1299 Trapp Lane

Winnetka, IL 60093

Dear Matt,

Welcome to Connection! We are pleased to confirm our offer of employment to join our Company as President and Chief Operating Officer working out of our Merrimack, NH facility beginning on October 12, 2026. You will report to Tim McGrath, CEO.

Your starting base salary will be $700,000 annually or $26,923 per biweekly pay period. The President and Chief Operating Officer position has a pay class of salaried and is exempt from overtime pay. As such, you will be paid a fixed salary, and you will not receive overtime pay for hours worked over 40 per week. At Connection, the pay week runs Saturday through Friday. The pay period is comprised of two pay weeks. Pay day is biweekly on Friday following the end of the pay period. The salary for your first pay period may be prorated dependent upon your start date.

In addition, you will be eligible to participate in the 2026 Executive Bonus Program with an incentive target of 100% of your base salary which will be prorated to your hire date. Bonus payouts are determined in Quarter one of the following years and are payable on or before mid-March of 2027.

In anticipation of your contributions to the continued growth and success of the Company and your senior managerial role, the Company intends to provide you with 25,000 Restricted Stock Units, which will vest over four years in increments of 25%, beginning one year after the grant date. This grant will be issued to you under the Company’s Amended and Restated 2020 Stock Incentive Plan.

In the event the Company terminates your employment for any reason other than cause, death or disability, you will receive severance pay at the base salary level then applicable to you, for up to six (6) months or until you find subsequent employment, whichever is earlier. Payment of severance is subject to you signing the Company’s standard separation agreement and release of claims.

Orientation. You will participate in New Employee Orientation via teleconference for the next scheduled monthly hiring class. Stay tuned for more detail.

Benefits. Connection has an excellent benefits package, including but not limited to a choice of medical and dental plans, Fidelity Investments 401(k) plan, life and accidental death insurance, short-term and long-term disability insurance, vacation and holiday benefits, and an educational reimbursement program. As an employee of Connection, you will receive ten (10) paid holidays determined by the annual Company policy. You can accrue fifteen (15) days per calendar year for a full calendar year of employment; however, for your first year, this amount will be prorated based on your date of hire. Vacation time increases with years of service per Company policy. All employee benefits are subject to periodic Company review and can be changed without notice. Details of these plans will be presented during orientation.

Outside Board Service. The Company acknowledges and approves your existing service on the boards of Golden Apple Foundation for Excellence in Teaching and Storr Office Environments, and you may continue to fulfill your existing commitments to those organizations. You may also serve on other boards in the future, provided that the Company’s Board of Directors is made aware of such service and such service does not create a conflict of interest with the Company or materially interfere with or detract from the time and attention required for the performance of your duties to the Company. This provision is specifically intended to amend and supplement the terms of your separately executed Employment Agreement with respect to outside board service and, to the extent of

730 Milford Road ■ Merrimack, NH 03054 ■ Main: 603.683.2000 ■ www.connection.com any conflict or inconsistency between this provision and the Employment Agreement concerning such service, this provision will control.

PRE-EMPLOYMENT OBLIGATIONS

Employment Agreement. As a condition of your employment, Connection requires that you agree to the terms of its Employee Agreement. You may review the Employee Agreement which will be sent to you along with this offer letter. The Employee Agreement must be executed as a condition of employment. You will be considered an “employee-at-will” and nothing in this letter, or any other Connection document, is intended to create an employment contract, unless it explicitly states to the contrary. In addition, please note that all insurance plans and policies and Company procedures are subject to change, without notice.

Confidentiality Agreement. As a condition of your employment, Connection requires that you agree to the terms of its Confidentiality Agreement. A copy of the Confidentiality Agreement will be sent to you separately via email as well as presented for your signature on your first day of employment. You will be considered an “employee-at-will” and nothing in this letter, or any other Connection document, is intended to create an employment contract, unless it explicitly states to the contrary. In addition, please note that all insurance plans and policies and Company procedures are subject to change, without notice.

Background Investigation and References. This employment offer is contingent upon the successful completion of a background investigation, reference check, and proof of your identity and authorization to work in the United States, as required by federal law. Receipt of an unsatisfactory background investigation may jeopardize your employment with Connection.

I-9 Employment Eligibility Verification. Please review the Immigration Reform and Control Act (IRCA) information on the Career Center and be prepared to present the requested documentation on your first day of employment. Federal law requires all employers to verify the identity and employment eligibility of all persons hired to work in the United States. Connection provides the Social Security Administration and, if necessary, the Department of Homeland Security with information from each new employee’s Form I-9 to confirm work authorization. Please visit the Career Center to complete Section One of your eI-9 Compliance Screening. In the event you are not able to complete the screening prior to your first day of employment, you will have an opportunity to complete the screening on orientation day.

You hereby represent and warrant to Connection that your employment with Connection will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you will not violate any restrictive covenants or other duties owed to third parties during your employment with Connection.

You expressly agree that you will abide by all applicable provisions of any employment-related agreement with your current employer and that under no circumstances will you use or disclose any confidential information or materials belonging to those entities during the course of your employment with Connection. You further covenant that you have not taken, copied, forwarded to third parties, or otherwise misappropriated any documents or materials belonging to any former employer. Your strict adherence to all the foregoing covenants shall be an express condition of your continuing employment with Connection.

Matt, this offer will expire on October 9, 2026, and assumes a start date of October 12, 2026. If you elect to accept this offer, please send it back with all the completed attachments fully executed as applicable. Connection is an organization that has already built an outstanding reputation for excitement, innovation and quality. We look forward to your acceptance of our offer and becoming part of the team.

Sincerely,

Timothy McGrath

President & CEO

730 Milford Road ■ Merrimack, NH 03054 ■ Main: 603.683.2000 ■ www.connection.com

Offer Accepted:

October 12 2026
Signature	Date	Start Date

730 Milford Road ■ Merrimack, NH 03054 ■ Main: 603.683.2000 ■ www.connection.com